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                                                                   EXHIBIT 10.27

                                    AGREEMENT

         This Agreement ("Agreement") is made between Caraco Pharmaceutical Laboratories, Ltd. (the "Company") and Narendra N. Borkar ("Borkar") as of the date set forth above the parties' signatures below.

                                    RECITALS

         Borkar has been employed as the Chief Executive Officer, President and Treasurer of the Company. Borkar and the Company entered into that certain Employment Agreement dated September 22, 1998 (the "Employment Agreement"). The Employment Agreement provides for a term of five years and then automatically renews for successive one year periods unless notice is provided 90 days prior to any renewal. The Employment Agreement automatically renewed for the period September 22, 2003 to September 21, 2004. Among other things, in the event Borkar terminates without cause, the Employment Agreement provides Borkar with no severance package and includes extensive non-compete restrictions.

         Borkar wishes to retire effective the close of business on September 30, 2003 (the "Retirement Date"). The parties recognize Mr. Borkar's contributions to the success of the Company and wish to accommodate Mr. Borkar's desire to retire on the Retirement Date pursuant to the agreements set forth below.

         ACCORDINGLY, IT IS AGREED as follows:

         1. RESIGNATION. Borkar voluntarily resigns employment with the Company effective the close of business on the Retirement Date. Borkar's resignation includes without limitation his resignation from all officer positions with the Company, including his positions as Chief Executive Officer, President and Treasurer of the Company as set forth in the written and signed letter of resignation included as Exhibit A hereto. Borkar also agrees to resign as a director of the Company if he, directly or indirectly (and whether or not for compensation), works for, is employed by, owns, manages, operates, controls, finances, participates or engages in, or has any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business which engages in the Business as defined in the Employment Agreement whether as an employee, owner, sole proprietor, partner, adventurer, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control (except with respect to Sun Pharmaceutical Industries Limited and its affiliates).

         2. RETIREMENT PAYMENT. The Company shall pay to Borkar, as a retirement payment, his base salary at the annual rate of $156,000, less applicable deductions and withholding, payable bi-weekly commencing October 1, 2003 through March 31, 2004, in accordance with the Company's regular payroll procedures and prorated accordingly ("Retirement Payment"). The Company shall report such payments as income to Borkar with the filing of W-2 forms. Except as set forth in this Agreement, Borkar shall not receive any other compensation from the Company including, without limitation, Borkar shall not be paid any bonus or incentives for 2003. Borkar's compliance with this Agreement is a condition to the Company's obligations to pay the Retirement Payment or any installments thereof and to provide the benefit continuation under Section 3 and the benefits under Section 4.

         3. CONTINUATION OF CERTAIN BENEFITS. All benefits to Borkar from the Company shall terminate as of the Retirement Date, except as provided in Sections 2 and 4 and as follows:

                  (d) Health and life insurance will be continued at Company cost through March 31, 2004.

                  (e) Borkar shall be paid for accrued but unused vacation through the Retirement Date.

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                  (f)      Borkar shall receive a monthly car allowance of $380
                           through March 31, 2004.

                  (g) Borkar shall receive a contribution of $5,400 for his retirement account in January 2004.

                  (h) Borkar shall receive two weeks "vacation" pay to be paid for the two week period ending April 14, 2004.

         4. VESTING OF OPTIONS. The Company agrees that Borkar's option for 40,000 shares of its Common Stock which was part of the grant of options to purchase 200,000 shares of Common Stock under the Company's 1999 Equity Participation Plan (the "1999 Plan"), and which under the current terms of Borkar's Option Agreement become exercisable on June 2, 2004, is hereby accelerated and shall become exercisable commencing October 2, 2003. The Company further agrees that Borkar's options under the 1999 Plan which are currently exercisable (and the option for 40,000 shares made exercisable pursuant to this Section 4) shall not expire within 90 days following the termination of Borkar's employment (i.e., 90 days from the Retirement Date), but, rather, shall expire 90 days from the date Borkar ceases to be a director of the Company.

         5. RETURN OF COMPANY PROPERTY. Except as otherwise set forth in this Agreement, Borkar agrees on the Retirement Date to return all property of the Company including, without limitation, all keys, access passes, parking sticker, credit cards, computers, equipment, software and all Company records and documents (without retaining any copies thereof).

         6. DUTIES AS TO CONFIDENTIAL INFORMATION AND NONINTERFERENCE. Borkar agrees that Section 7 of the Employment Agreement will remain in full force and effect until the Retirement Date. After the Retirement Date, Borkar agrees that (i) he will keep confidential and not disclose any and all Confidential Information of the Company as defined in and pursuant to the terms and conditions of Section 7 of the Employment Agreement, and (ii) also pursuant to the terms and conditions of
         Section 7 of the Employment Agreement, he will not, directly or indirectly, during the thirty-six (36) month period following the Retirement Date, induce or attempt to induce, any person who is an employee or consultant of the Company to leave the employ or consulting relationship with the Company. For purposes of clarification, on and after the Retirement Date, except with respect to the surviving provisions of Section 7 of the Employment Agreement relating to confidentiality and the prohibition on Borkar's inducing employees or consultants to leave the employ or consulting relationship with the Company, the other non-compete provisions of Section 7 of the Employment Agreement will not be in effect or applicable to Borkar. This Section 6 shall not apply to any such Confidential Information which is or becomes in the public domain and/or in the generic drug industry through no action on the part of Borkar, was available to Borkar on a non-confidential basis from sources other than the Company or its representatives or advisors, is known, through no action on the part of Borkar, to a generic drug company which employs Borkar, is generally disclosed to third parties by the Company without restriction on such third parties, or is approved for release by written authorization of the Company.

         7. REPRESENTATIONS. Borkar represents that he has been advised by the Company that he should consult with an attorney before executing this Agreement.

         8.       Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between Borkar and the Company and supersedes any prior or contemporaneous promises, agreements or representations except as otherwise set forth in this Agreement. This Agreement cannot be modified orally but only in a written document signed by Borkar and an authorized representative of the Company.

                  (b) This Agreement shall be governed by the laws of the State of Michigan.

                  (c) The captions and headings of the Sections of this Agreement are for convenience of reference

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                           only and are not to be considered in construing this
                           Agreement. This Agreement accurately sets forth the intent and understanding of each party. This Agreement shall not be construed for or against either party as a result of the drafting hereof if there is any dispute over the meaning or intent of any of its provisions.

                  (d) If any provision of this Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision shall be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it shall be severed from the Agreement. In either event all remaining provisions of this Agreement shall remain in full force and effect.

                  (e) This Agreement may be executed in counterparts, which together shall be considered as if one Agreement. A photocopy of this Agreement is effective as an original.

                  (f) The parties acknowledge that as of the Retirement Date, they have no claims and/or causes of action of any nature against each other except that any claims and/or causes of action prior to the Retirement Date regarding fraud, breach of fiduciary duty, dishonesty, reckless or willful misconduct, gross negligence, embezzlement, conversion, self dealing or criminal conduct are expressly preserved. In addition, the parties retain all rights against each other with respect to their obligations and responsibilities under this Agreement.

         Executed effective as of 2nd day of October, 2003.

                                   READ BEFORE SIGNING

Witness:

-------------------------------         /s/ Narendra N. Borkar
                                        ----------------------
                                        Narendra N. Borkar

                                        Caraco Pharmaceutical Laboratories, Ltd.

-------------------------------         By: /s/ Jitendra N. Doshi
                                            ---------------------
                                                Jitendra N. Doshi
                                        Its:    Chief Operating Officer

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                                    EXHIBIT A

I resign as Chief Executive Officer, President and Treasurer of Caraco Pharmaceutical Laboratories, Ltd. effective September 30, 2003. A photocopy of this resignation is effective as an original.

Date: 2nd day of October, 2003               /s/ Narendra N. Borkar
                                             ----------------------
                                             Narendra N. Borkar